Exhibit 99.1


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Contact:
Todd Fromer / Garth Russell
(212) 896-1215 / (212) 896-1250
tfromer@kcsa.com / grussell@kcsa.com
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                                                           FOR IMMEDIATE RELEASE


                      Nephros Appoints Deloitte & Touche as
                     Independent Registered Accounting Firm

NEW YORK, December 23, 2004 -- Nephros, Inc. (AMEX: NEP), announced today it has retained the services of Deloitte & Touche LLP as the Company's independent registered public accountants. Deloitte & Touche replaces Grant Thornton, LLP, and will complete the fiscal year 2004 audit.

The Audit Committee of Nephros' Board of Directors dismissed Grant Thornton and approved the engagement of Deloitte & Touche on December 21, 2004, following an evaluation of several independent audit firms. Pursuant to Nephros' Audit Committee Charter, the Audit Committee has sole authority to terminate and to appoint Nephros' independent auditors. Accordingly, the dismissal of Grant Thornton and the engagement of Deloitte & Touche were approved solely by the Audit Committee.

During the fiscal years ended December 31, 2003 and 2002 and through December 21, 2004, the Company had no disagreement with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter thereof in connection with its reports.

About Nephros
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis and degenerative bone disease in the ESRD patient.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Nephros expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance

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and other matters. These statements are based on certain assumptions made by
Nephros based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about Nephros and the risk factors discussed above is set forth in Nephros's filings with the Securities and Exchange Commission, including Nephros's Final Prospectus, dated September 20, 2004, with respect to the registration of 2,100,000 shares of common stock for sale to the public. Investors and security holders are urged to read such document free of charge at the Commission's web site at www.sec.com. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise

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